Consultant Agreement

This Agreement is made as of this 30th day of November 2005 by and between ELITE CARD SERVICES, INC., whose principal offices are at 6550 N Federal Hwy Suite 510, Ft Lauderdale, Fl 33308 (Consultant), and RelationServe Media, Inc. whose principal offices are at 6700 N. Andrews Avenue, Ft. Lauderdale, Fl 33309 (Company).

RECITALS:

A.

Consultant represents that Consultant has expertise in the area of E-Mail Marketing and Appending and is ready, willing, and able to provide consulting assistance to Company on the terms and conditions set forth herein and from and after the date of this Agreement shall provide to the Company E-Mail Marketing and Appending services and shall endeavor to transfer to the Company clients of the Consultant for such services, as described below.

B.	Company, in reliance on Consultant’s representations, is willing to engage Consultant as an independent contractor, and not as an employee, on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the obligations made and undertaken in this Agreement, the parties, intending to be legally bound, agree as follows:

Section 1

SCOPE OF SERVICES

1.01. Consultant shall, from time to time, in response to the Company’s requests, provide consulting services in the areas of E-Mail Marketing and Appending. From and after the date of this Agreement, Consultant shall use its reasonable best efforts to transfer to the Company all clients of the Consultant for such services. To the extent such clients shall not immediately agree or shall not immediately become clients or customers of the Company, Consultant shall pay over to the Company all revenues from E-Mail Marketing and Appending services which Consultant receives from such clients during the term of this Agreement.

1.02. Consultant shall: (i) provide and make available to Company such resources as Consultant shall deem necessary to perform the services called for by this Agreement, including but not limited to E-mail servers, database servers, associated software and proprietary technology, personnel, and 150 million database records; (ii) make available as the person responsible for performance hereunder, such natural person as shall from time to time reasonably be requested by the Chairman of Company, whose personal services shall be required and shall be a material obligation of Consultant under this Agreement; (iii) assist Company in developing list management and list brokering services for customers of the Company.

1.03. All work shall be performed at Consultant’s facilities unless otherwise mutually agreed and shall be performed in a first-class and professional manner by Consultant with all of such activities performed on a level of skill in the area commensurate with the requirements of the

Consultant Agreement

scope of work to be performed. Consultant shall make sure Consultant’s employees at all times observe security, confidentiality, and safety policies of Company, after the Company provides Consultant with copies of the same.

1.04. Absent approval by Company of acceptable substitutes, the discontinuance of work by any of the named employees shall, for purposes of Section 2.02, be deemed a breach of the terms of this Agreement by Consultant.

1.05. Anything in this Agreement to the contrary notwithstanding, the parties acknowledge and agree that Company shall have no right to control the manner, means, or method by which Consultant performs the services called for by this Agreement. Rather, Company shall be entitled only to direct Consultant with respect to the elements of the services to be performed by Consultant and the results to be derived by Company, to inform Consultant when such services shall be performed, and to review and assess the performance of such services by Consultant for the limited purposes of ensuring that such services have been performed and confirming that such results are satisfactory.

Section 2

TERM OF AGREEMENT

2.01. This Agreement shall commence on the date and year first above written, and unless modified by mutual agreement of the parties or terminated earlier pursuant to the terms of this Agreement, shall continue until the earlier of: (1) one year from signing of agreement or 30 days following a Change in Control (as defined in the 2005 Incentive Stock Plan of the Company as filed with the SEC on July 18, 2005) upon notice by the Company of such termination.

2.02. This Agreement may be terminated by either party after one year from date of this agreement by written notice to the other party. This Agreement may be terminated immediately upon notice to the other party if the other party breaches any term of this Agreement and the breaching party fails to cure such breach within 7 days; provided that, notwithstanding the above, the cure period for any failure of Company to pay fees and charges due under this Agreement shall be 7 days from the date of receipt by Company of any written notice of breach relating to it.

2.03. Upon termination of this Agreement for any reason, Consultant shall promptly return to Company all copies of any Company data, records, or materials of whatever nature or kind, including all materials incorporating the proprietary information of Company. Consultant shall also furnish to Company all work in progress or portions of work in progress, including all incomplete work.

2.04. Within 7 days of termination of this Agreement for any reason, Consultant shall submit to Company an itemized invoice for any fees or expenses unpaid under this Agreement. After payment of unpaid amounts so invoiced, Company shall have no further liability or obligation to Consultant for any further fees, expenses, or other payment.

Consultant Agreement

Section 3

FEES, EXPENSES, AND PAYMENT

In consideration of the services to be performed by Consultant, Company shall pay the Consultant as follows:

3.01 Fees. Upon execution of this Agreement by Consultant and Company, the Company shall pay Consultant Two Hundred Twenty Thousand Dollars ($220,000) as the engagement fee, plus Fifty Thousand ($50,000) Dollars thirty (30) days following execution of this Agreement by Consultant and Company, and fifty thousand ($50,000) Dollars sixty (60) days following execution of this Agreement by Consultant and Company.

The Company shall also pay the Consultant as compensation for its services hereunder, in equal semi-monthly or bi-weekly installments during the Term in accordance with the customary payroll practices of the Company, the sum of Three Hundred Thousand ($300,000) Dollars per annum.

3.02 Equity Awards. Upon execution of this Agreement by Consultant and Company: (i) Company shall grant to Consultant or designated employees of Consultant five-year options to purchase a total of 600,000 shares of the common stock of the Company, all exercisable at $3.85 per share, which options shall be exerciseable as to one-third (1/3) of such total on each of the six month, first, and second year anniversaries of the date of grant by the Board of Directors; provided, however, that all of such options shall be exercisable immediately upon any Change in Control (as defined under the 2005 Incentive Stock Plan of the Company) if following such Change in Control this Agreement is terminated for any reason; and (ii) Company shall grant to Consultant 90,000 shares of unregistered common stock of the Company.

The Company may issue such awards and options under the terms of the 2005 Incentive Stock Plan adopted by the Company and the Company shall include all of such shares, awarded and subject to options, in a registration statement the Company files for its executives and other plan participants, which registration statement shall be filed within 12 months of the date of this Agreement.

3.03. Acceleration. If Consultant terminates this Agreement because of Company’s breach, Consultant shall be entitled to the balance of the unpaid fees and equity awards as outlined in section 3.01 and 3.02.

Section 4

RIGHTS IN DATA

4.01. As between Company and Consultant, except as set forth below in this Section 4, all right, title, and interest in and to the programs, systems, data, or materials utilized or produced by Consultant in the performance of the services called for in this Agreement shall remain Consultant’s property.

Consultant Agreement

4.02. All right, title, and interest in and to all Deliverables, including all rights in copyright that may subsist in them, shall be held by Company, and all Deliverables shall be considered works made for hire. Consultant shall mark all Deliverables with Company’s copyright or other proprietary notice as directed by Company and shall take all actions deemed necessary by Company to perfect Company’s rights in the Deliverables. If the Deliverables shall be deemed not to constitute works made for hire, or if Consultant should otherwise, by operation of law, be deemed to retain any rights to any Deliverables, Consultant assigns all right, title, and interest in and to such Deliverables to Company. Consultant agrees to execute any documents of assignment or registration of copyright requested by Company respecting any and all Deliverables.

For the purposes of this Agreement, Deliverables shall include, but not be limited to, any and all materials produced by, for, or with assistance of Consultant under this Agreement or pursuant to goods or services request by Company to be provided to or performed for Company at any time, or related to the business and affairs of the Company.

4.03. All right, title, and interest in and to any programs, systems, data, and materials furnished to Consultant by Company are and shall remain Company’s property.

Section 5

PROPRIETARY INFORMATION

5.01. Consultant acknowledges that to perform the services called for in this Agreement, it shall be necessary for Company to disclose to Consultant certain Trade Secrets that have been developed by Company at great expense and with considerable effort of skilled professionals. Consultant further acknowledges that the Deliverables will of necessity incorporate such Trade Secrets. Consultant agrees that Consultant shall not disclose, transfer, use, copy, or allow access to any such Trade Secrets to any employees or to any third parties, except those who have a need to know such Trade Secrets consistent with the requirements of this Agreement and who have undertaken an obligation of confidentiality and limitation of use. In no event shall Consultant disclose any such Trade Secrets to any competitors of Company.

5.02. The term “Trade Secret(s)” shall mean any scientific or technical data, information, design, process, procedure, formula, or improvement that is commercially valuable to Company and not generally known in the industry. The obligations set forth in Section 5.01 as they pertain to Trade Secret(s) shall survive this Agreement and continue for so long as the material remains Trade Secrets.

Section 6

CONFIDENTIALITY OF AGREEMENT; PUBLICITY; USE OF MARKS

6.01. Disclosure of Confidential Information. The Consultant recognizes, acknowledges and agrees that it and its personnel has had and will continue to have access to secret and confidential information regarding the Company, including but not limited to, its products, formulae, patents,

Consultant Agreement

sources of supply, customer dealings, data, know-how and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of the Consultant. The Consultant acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by Consultant and its personnel in confidence. In consideration of the obligations undertaken by the Company herein, the Consultant will not (and Consultant shall take reasonable precautions to assure that its personnel shall not), at any time, during or after the expiration of the term of the Consultancy hereunder, reveal, divulge or make known to any person, any information acquired by the Consultant during the course of the services contemplated hereunder, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 6.01 shall survive the termination of this Agreement.

6.02. Covenant Not To Compete

The Consultant recognizes that the services to be performed by it hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of the Company that the Consultant agree, on its own behalf and on behalf of its personnel, and accordingly, the Consultant does hereby agree, that it shall not, directly or indirectly, at any time during the “Restricted Period” within the “Restricted Area” (as those terms are defined below):

(i)

except as provided below, engage in the business of acting as an executive engaged in any business in which the Company is currently or in the future is engaged, or which constitutes online or offline marketing utilizing email databases, appending and enhancing customer database records with information, or opt-in services, or operating web-mining properties (“Competitive Services”), either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or

(ii)	solicit to employ or engage, for or on behalf of Consultant’s own self or any third party, any employee of the Company.

The Consultant hereby agrees that it will not, directly or indirectly, for or on behalf of itself or any third party, at any time during the Term and during the Restricted Period solicit any customers of the Company with respect to Competitive Services then being offered or sold by the Company.

If any of the restrictions contained in this Article 6 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.

This Article 6 shall not be construed to prevent the Executive from owning, directly or indirectly, in the aggregate, an amount not exceeding five percent (5%) of the issued and outstanding voting securities of any class of any corporation whose voting capital stock is traded or listed on a national securities exchange or in the over-the-counter market.

Consultant Agreement

The term “Restricted Period,” as used herein shall mean the period of the Consultant’s actual engagement hereunder, provided, however, that during the initial six (6) months period following the execution of this Agreement by Consultant and Company, Consultant shall use its reasonable best efforts to transition any and all accounts for Competitive Services to the Company, as Company accounts, provided, further, that Consultant shall not be deemed in breach hereof during such period as long as Consultant has used such reasonable best efforts, and thereafter during the remainder of the term of this Agreement the Consultant is actually no longer performing services for the Company. The term “Restricted Area” as used in this Article 6 shall mean the continental United States.

(f) In no event shall the terms of Section 6.02 be enforceable, should the Company be in default of any of its obligations to the Consultant at the time of enforcement by the Company, after notice and opportunity to cure such default.

6.03. Nature. For a period of three years from the date of termination of this Agreement, Consultant shall not disclose the nature of the effort undertaken for Company or the terms of this Agreement to any other person or entity, except as may be necessary to fulfill Consultant’s obligations under this Agreement or as otherwise required by law.

6.04. Trademarks. Consultant shall not at any time use Company’s name or any Company trademark(s) or trade name(s) in any advertising or publicity without Company’s prior written consent.

6.05. Injunctive Relief. The Consultant acknowledges that the services to be rendered by it under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services. Accordingly, the Consultant agrees that any breach or threatened breach by it of Sections 5 or 6 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction in Broward County, Florida, to seek to enjoin such breach or threatened breach. The parties understand and intend that each restriction agreed to by the Consultant hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the company may have at law or in equity.

Section 7

WARRANTIES

7.01. Company warrants that Company owns all right, title, and interest in and to any programs, systems, data, or materials furnished to Consultant pursuant to this Agreement.

Consultant Agreement

7.02. Consultant warrants that:

(a) Consultant’s performance of the services called for by this Agreement do not and shall not violate any applicable law, rule, or regulation; any contracts with third parties; or any third-party rights in any patent, trademark, copyright, trade secret, or similar right; and

(b) Consultant is the lawful owner or licensee of any software programs or other materials used by Consultant in the performance of the services called for in this Agreement and has all rights necessary to convey to Company the unencumbered ownership of Deliverables.

Section 8

INDEMNIFICATION

8.01. Each party hereto indemnifies and agrees to hold the other harmless from and against any and all claims, demands, and actions, and any liabilities, damages, or expenses resulting therefrom, including court costs and reasonable attorney fees, arising out of or relating to the breach of its obligations and warranties set forth herein. Each party’s obligations under this Section 8.01 shall survive the termination of this Agreement for any reason. Each party agrees to give the other prompt notice of any such claim, demand, or action and shall, to the extent it is not adversely affected, cooperate fully with the indemnifying party in the defense and settlement of the claim, demand, or action.

Section 9

LIMITATION OF LIABILITY

9.01. In no event shall either party be liable to the other for any consequential damages or lost profits of the other party.

Section 10

MISCELLANEOUS

10.01. Consultant shall not assign, transfer, or subcontract this Agreement or any of Consultant’s obligations under this Agreement without Company’s prior written consent; provided, however, that Consultant may assign Consultant’s right to receive payments under this Agreement to such third parties as Consultant may designate upon advance written notice to Company of not less than 30 days.

10.02. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without giving effect to such State’s conflicts of laws provisions and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Florida.

10.03. The parties are and shall be independent contractors to one another, and nothing here shall be deemed to cause this Agreement to create an agency, partnership, or joint venture

Consultant Agreement

between the parties. Except as expressly provided in this Agreement, Company shall not be liable for any debts, accounts, obligations, or other liabilities whatsoever of Consultant, including (without limitation) Consultant’s obligation to withhold Social Security and income taxes for Consultant or any of Consultant’s employees.

10.04. All remedies available to either party for one or more breaches by the other party are and shall be deemed cumulative and may be exercised separately or concurrently without waiver of any other remedies. The failure of either party to act on a breach of this Agreement by the other shall not be deemed a waiver of such breach or a waiver of future breaches, unless such waiver shall be in writing and signed by the party against whom enforcement is sought.

10.05. All notices required or permitting by this Agreement shall be in writing addressed to the respective parties as set forth above, unless another address shall have been designated, and shall be delivered by hand or by registered or certified mail, return receipt requested, postage prepaid.

10.06. Anything to the contrary notwithstanding:

A. Nothing contained herein shall prohibit: (i) any officer, director, shareholder or employee of Consultant, and members of their families (“Consultant’s Personnel”), from conducting the business of Elite Financial Solutions, Inc.; or (ii) Consultant’s Personnel or affiliates providing List Management and/or List Brokerage Services to businesses whose customers or prospective customers are also customers or prospective customers of the Company, provided, however, that Consultant shall not compete with Company to provide the same list to the same customer.

B. If this Agreement is terminated for any reason, the Company shall not be entitled to and hereby waives any claim for recission or for return of any consideration paid or payable hereunder.

C. If this Agreement is terminated due to breach by the Company, all obligations of Consultant hereunder shall be terminated other than Consultant’s obligation to maintain the confidentiality of any confidential information.

10.07. This Agreement constitutes the entire agreement of the parties and supersedes all prior representations, proposals, discussions, and communications, whether oral or in writing. This Agreement may be modified only in writing and shall be enforceable in accordance with its terms when signed by the party sought to be bound.

10.08. This Agreement may be executed by a party hereto and delivered by electronic facsimile transmission, with the same force and effect as if it had been executed and delivered in person by that party in the presence of the other, and the party’s signature on a facsimile copy hereof shall be deemed his or its authorized original signature. To induce each other to rely upon such facsimile, any party so executing this Agreement shall not, directly or indirectly, challenge the validity of such signature.

The parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first above written.

Consultant Agreement

RELATIONSERVE MEDIA, INC.		ELITE CARD SERVICES, INC.

By:	/s/ Danielle Karp	By:	/s/ Susan Lowenstein
	Name: Danielle Karp		Name: Susan Lowenstein
	Title: President		Title: President